UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   August 3, 2010

Emerald Acquisition Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Cayman Islands	000-52133	N/A
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

No. 48 South Qingshui Road
Laiyang City, Shandong 265200
People’s Republic of China
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

+86 (535) 729-6152
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Director Agreements

On August 3, 2010, Emerald Acquisition Corp. (“we” or the “Company”) entered into director agreements (the “Director Agreements”) with our three independent directors for a period of one year from June 1, 2010 to May 31, 2011. We will pay a cash payment of $30,000 per year to be paid quarterly to Barry Shapiro, $15,000 per year to be paid semi-annually to Mr. Chengrong Wang, and $10,000 per year to be paid semi-annually to Mr. Maosen Cui, commencing on June 1, 2010. Additionally, we will reimburse the independent directors for all reasonable out-of-pocket expenses incurred by the independent directors in attending any in-person meetings, provided that the independent director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the independent director) must be approved in advance by the Company. We have also agreed to maintain a director and officer insurance policy with a minimum coverage of $3 million. The Board of Directors approved the Director Agreements on August 3, 2010.  The Director Agreements are filed as Exhibit 10.1 to 10.3 to this Form 8-K and are incorporated by reference herein.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Director Agreement with Barry Shapiro
10.2	Director Agreement with Chengrong Wang
10.3	Director Agreement with Maosen Cui

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerald Acquisition Corporation

By:	Zhide Jiang
Zhide Jiang President and Chief Executive Officer

Dated: August 5, 2010